                                                                    Exhibit 12.1

                           FEDERAL-MOGUL CORPORATION

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (unaudited)
                         (In thousands except for ratios)

                                         Three months
                                            ended                     Year ended December 31,
                                          March 31,     ---------------------------------------------------
                                             1998         1997       1996       1995       1994      1993
                                         ------------     ----       ----       ----       ----      ----
Fixed charges:
  Interest expense                         $15,500      $ 32,000   $  42,600   $37,300   $ 21,200   $25,900
  Estimated interest portion of rents        5,363         9,700      11,267    11,333      8,300     7,033
  Amortization of debt issuance expense        200         1,288       1,827     1,803      1,053     1,090
                                           -------      --------   ---------   -------   --------   -------
    Total fixed charges                    $21,063      $ 42,988   $  55,694   $50,436   $ 30,553   $34,023

Earnings:
  Earnings before fixed charges            $ 1,600      $ 99,500   $(228,700)  $(3,300)  $102,100   $57,600
  Fixed charges                             21,063        42,988      55,694    50,436     30,553    34,023
                                           -------      --------   ---------   -------   --------   -------
    Adjusted earnings                      $22,663      $142,488   $(173,006)  $47,136   $132,653   $91,623

Ratio of Earnings to Fixed Charges           1.076         3.315      (3.106)    0.935      4.342     2.693
                                           =======      ========   =========   =======   ========   =======